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                         Consent of Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of our report dated February 7, 1997, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and the financial statements of T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York included in the Registration Statement on Form N-4 and the related Statement of Additional Information accompanying the Prospectus of T. Rowe Price No-Load Variable Annuity of First Security Benefit Life Insurance and Annuity Company of New York.

                                                             Ernst & Young LLP

Kansas City, Missouri
April 24, 1997